As filed with the Securities and
Exchange Commission on July 7, 2005	Registration No. 333-45668

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-1

FILED ON FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIDELITY D & D BANCORP, INC.

(Exact name of Registrant as specified in its charter)

PENNSYLVANIA	23-3017653
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

FIDELITY D & D BANCORP, INC.

BLAKELY AND DRINKER STREETS

DUNMORE, PA 18512

(570) 342-8281

(Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive offices)

STEVEN C. ACKMANN

PRESIDENTAND CHIEF EXECUTIVE OFFICER

FIDELITY D & D BANCORP, INC.

BLAKELY AND DRINKER STREETS

DUNMORE, PA 18512

(570) 342-8281

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

With Copies To:

NICHOLAS BYBEL, JR., ESQUIRE

ERIK GERHARD, ESQUIRE

SHUMAKER WILLIAMS, P.C.

POST OFFICE BOX 88

HARRISBURG, PENNSYLVANIA 17108

(717) 763-1121

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee(2)

Common Stock, without par value	100,000	$36.50	(1)	$3,650,000	$963.60

(1)  Estimated solely for the purpose of determining the registration fee, in accordance with Rule 457(c).

(2)  Registration fee paid by Registrant prior to filing the original Registration Statement on Form S-1 on September 12, 2000.

PROSPECTUS

FIDELITY D & D BANCORP, INC.

2000 DIVIDEND REINVESTMENT PLAN

100,000 SHARES OF COMMON STOCK

TRADING SYMBOL: FDBC

This prospectus relates to 100,000 shares of common stock of Fidelity D & D Bancorp, Inc., a Pennsylvania corporation, that the company may issue or sell, from time to time, under the Fidelity D & D Bancorp, Inc. 2000 Dividend Reinvestment Plan. Under the terms of the plan, Fidelity D & D Bancorp is authorized to issue up to 100,000 shares of its common stock. The plan offers holders of shares of common stock of Fidelity D & D Bancorp, Inc. an opportunity to automatically reinvest their cash dividends in shares of the company’s common stock.

The plan administrator will purchase shares acquired for the plan directly from Fidelity D & D Bancorp, Inc. at fair market value, in the open market, or in negotiated transactions, as described in the plan. As of June 30, 2005, the market price of the common stock was $35.60 per share. The common stock is traded on the OTCBB under the symbol “FDBC”.

See “Risk Factors” beginning on page 1 for a discussion of various factors that shareholders should consider about an investment in our common stock.

Neither the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Pennsylvania Department of Banking nor any state securities commission has approved or disapproved these securities or passed upon accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The shares of common stock offered in this Prospectus are not savings accounts, deposits, or other obligations of a bank or savings association and are not insured by the FDIC or any other governmental agency. Neither Fidelity D & D Bancorp, Inc. nor its wholly owned subsidiary, The Fidelity Deposit and Discount Bank, has guaranteed the shares being offered.  There can be no assurance that the trading price of the common stock being offered will not decrease at any time.

The date of this Prospectus July 7, 2005.

TABLE OF CONTENTS

PROSPECTUS SUMMARY

RISK FACTORS

WHERE YOU CAN FIND MORE INFORMATION

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

2000 DIVIDEND REINVESTMENT PLAN

USE OF PROCEEDS

EXPERTS

LEGAL OPINION

INDEMNIFICATION OF OFFICERS AND DIRECTORS

PROSPECTUS SUMMARY

The Corporation

Fidelity D & D Bancorp, Inc., a Pennsylvania business corporation, is a bank holding company registered with and supervised by the Board of Governors of the Federal Reserve System.  The Corporation was formed in 1999 for the purpose of becoming the parent holding company of The Fidelity Deposit and Discount Bank (the “Bank”).  The Bank, a state-chartered institution, is a full service commercial bank and provides a wide range of services to individuals and small to medium-sized businesses in its market area.

The principal executive offices of Fidelity D & D Bancorp, Inc. are located at Blakely and Drinker Streets, Dunmore, Pennsylvania 18512.  The telephone number of Fidelity D & D Bancorp, Inc. is (570) 342-8281.

The Offering; The Plan; Use of Proceeds

The securities offered hereby are a maximum of 100,000 shares of Fidelity D & D Bancorp, Inc.’s common stock, no par value per share. The purpose of the offering is to provide holders of Fidelity D & D Bancorp, Inc.’s common stock with a simple and convenient method of investing cash dividends declared on the common stock in additional shares of common stock, without incurring brokerage commissions, through the Corporation’s Dividend Reinvestment Plan (the “Plan”).

Shares may be acquired for issuance pursuant to the Plan through open market purchases, through negotiated transactions or from Fidelity D & D Bancorp, Inc.  Open market purchases will be made by an independent purchasing agent retained to act as agent for Plan participants, and the purchase price to participants will be the actual price paid, excluding brokerage commissions and other expenses, which commissions and expenses will be paid by Fidelity D & D Bancorp, Inc.  Fidelity D & D Bancorp, Inc. will receive none of the proceeds from shares acquired for issuance pursuant to the Plan unless the acquisitions involve the purchase of shares from Fidelity D & D Bancorp, Inc.  To the extent any shares are purchased from Fidelity D & D Bancorp, Inc., the proceeds of such sales will be added to the general funds of Fidelity D & D Bancorp, Inc. and will be available for its general corporate purposes, including working capital requirements and contributions to Fidelity D & D Bancorp, Inc.’s banking subsidiary to support its anticipated growth and expansion.

RISK FACTORS

The purpose of the plan is to provide a convenient and useful service for current Fidelity D & D Bancorp, Inc. shareholders.  Nothing in this Prospectus represents a recommendation by Fidelity D & D Bancorp, Inc. or anyone else that a person buy or sell the Fidelity D & D Bancorp, Inc.’s common stock.  We urge you to read this Prospectus thoroughly before you make your investment decision regarding participation in the plan.

Before you invest in the Fidelity D & D Bancorp, Inc.’s common stock, you should be aware that an investment in our common stock involves a variety of risks, including those described below.  You should carefully read and consider these risks factors, together with all the other information contained in this Prospectus, before you decide to purchase Fidelity D & D Bancorp, Inc. common stock.

You will have a minimal influence on shareholder decisions.

Together, our directors and executive officers beneficially hold 367,535 shares, representing 19.89% of the total number of shares outstanding as of June 30, 2005.  Further, this percentage of ownership could increase, if our directors and officers participate in the Plan.  Our directors and officers are able to significantly influence our management policies and decisions as well as issues that require a shareholder vote.  If our directors and executive officers vote together, they could influence the outcome of certain corporate actions requiring shareholder approval, including the election of directors and the approval or non-approval of significant corporate transactions, such as the merger or sale of all or substantially all of our assets.  Their interests may differ from the interests of other shareholders with respect to management issues.

Possible future sales of our common stock by our directors and executive officers could cause the market value of our common stock to decline.

Sales of additional shares of our stock, or the perception that shares may be sold, could negatively affect the market price of our stock.

Our issuance of additional shares of common stock could dilute or depress the value of your shares.

Fidelity D & D Bancorp, Inc.’s Articles of Incorporation authorize the issuance of up to 10,000,000 shares of common stock and up to 5,000,000 shares of preferred stock.  The issuance of additional stock within these limits will not require shareholder approval.  Sales of additional shares of stock, or the perception that shares may be sold, could negatively affect the market price of the corporation’s stock.  The issuance of additional shares could also dilute the percentage ownership interest and corresponding voting power of the prior shareholders.

Regulatory restrictions may affect our ability to pay dividends.

Our ability to pay dividends to our shareholders is also subject to and limited by certain legal and regulatory restrictions.

The trading market for our common stock is not active.

There is a limited public market for the Fidelity D & D Bancorp, Inc.’s common stock.  We cannot assure you that a more liquid or active trading market will develop.  In a less active market, you may not be able to readily sell your shares as spontaneously as you may desire.

Anti-takeover provisions in our articles of incorporation and bylaws and certain provisions of Pennsylvania law may discourage or prevent a takeover of our company and may result in a lower market value for our common stock.

Our Articles of Incorporation and bylaws contain certain provisions that enhance the ability of our board of directors to deal with attempts to acquire control of our company.  In addition, Pennsylvania law contains certain anti-takeover provisions that apply to us.  While these provisions may provide us with flexibility in managing our business, they could discourage or make a merger, tender offer or proxy contest more difficult, even though certain shareholders may wish to participate in the transaction.  These provisions could also potentially adversely affect the market value of the common stock.

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

We face substantial competition in all phases of our operations from a variety of different competitors.  Our future growth and success will depend on our ability to compete effectively in this highly competitive environment.  We compete for loans, deposits and other financial services in our geographic market with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and various other non-bank competitors.

Changes in the law and regulations may affect our ability to do business, our costs, and our profits.

We are subject to extensive state and federal supervision and regulation.  These laws and regulations are intended to protect depositors, not shareholders.  Any change in applicable laws or regulations may have a material effect on our business and prospects.  We cannot predict the nature or the extent of the effect on our business or earnings that monetary policies, economic control, or new federal or state regulations may have in the future.

Changes in interest rates could make us less profitable.

Our profitability is dependant to a large extent on our net interest income.  Net interest income is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities.  Like most financial institutions, we are affected by changes in general interest rate levels, which are currently at relatively low levels, and by other economic factors beyond our control.  In addition, interest rate risk can result from mismatches between the dollar amount of repricing or maturing assets and liabilities that is measured in terms of the ratio of the interest rate sensitivity gap to total assets.  Although our management believes it has implemented strategies to reduce the potential effects of changes in interest rates on our results of operations, any substantial change in market interest rates could adversely affect our operating results.

Our allowance for loan losses may prove to be insufficient to absorb potential losses in our loan portfolio.

Lending money is a substantial part of our business.  However, every loan we originate carries a risk of non-payment. We cannot assure you that our allowance for loan losses will be sufficient to absorb actual loan losses.  We also cannot assure you that we will not experience significant losses in our loan portfolios that may require significant increases to the allowance for loan losses in the future.  We may experience losses by reason of factors beyond our control.  Some of these factors include changes in market conditions affecting the value of real estate and unexpected problems affecting the creditworthiness of our borrowers.

We determine the adequacy of our allowance of loan losses by considering various factors, including:

•                                          Specific loans that could have loss potential;

•                                          Levels of and trends in delinquencies and non-accrual loans;

•                                          Levels of and trends in charge-off loans and recoveries;

•                                          Trends in volume and terms of loans;

•                                          Changes in risk selection and underwriting standards;

•                                          Changes in lending policies, procedures and practices;

•                                          Experience, ability and depth of lending personnel;

•                                          National and local economic trends and conditions; and

•                                          Changes in credit concentrations.

Changes in real estate values may adversely impact our loans that are secured by real estate.

A significant portion of our loan portfolio consists of residential and commercial mortgages secured by real estate.  These properties are concentrated in northeastern Pennsylvania.  Real estate values and real estate markets generally are affected by, among other things, changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in the tax laws and other governmental statutes, regulations and policies, and acts of nature.  If real estate prices decline, particularly in northeastern Pennsylvania, the value of the real estate collateral securing the corporation’s loans could be reduced.  A reduction in the value of the collateral could increase the number of non-performing loans and could have a material negative impact on our financial performance.

Common stock

You do not have control or authority to direct the price or time at which common stock is purchased or sold for plan accounts.  Therefore, you bear the market risk associated with fluctuations in the price of common stock.

The Plan does not represent a change in our dividend policy. The payment of dividends will continue to be dependant upon earnings, financial and regulatory requirements and other factors, which will be determined by our Board of Directors.  Shareholders who do not wish to participate in this plan will continue to receive cash dividends if and when dividends are declared and paid.  We cannot provide any assurance whether, or at what rate, we will continue to pay dividends.

WHERE YOU CAN FIND MORE INFORMATION

Fidelity D & D Bancorp, Inc. is subject to the information requirements of the Securities Exchange Act of 1934, and therefore files reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). The reports the company periodically files with the SEC include an annual financial report and interim quarterly financial reports. These reports, proxy statements and other information can be inspected and copied, at prescribed rates, at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800- SEC-0330. The company is an electronic filer with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC’s web site is: http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Fidelity D & D Bancorp, Inc. with the SEC are hereby incorporated by reference in this prospectus:

(a)                                  Fidelity D & D Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 29, 2005;

(b)                                 Fidelity D & D Bancorp, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the SEC on May 6, 2005; and

(c)                                  The description of Fidelity D & D Bancorp, Inc.’s common stock that appears in the company’s prospectus under “Description of Securities” at pages 89-98, which forms a part of the company’s Registration Statement No. 333-45668 on Form S- 1, filed with the SEC on September 12, 2000, and as amended on October 11, 2000.

All documents filed by Fidelity D & D Bancorp, Inc. under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus, and prior to the filing of a post-effective amendment which indicates that all common stock offered under the Dividend Reinvestment Plan has been sold or which deregisters any common stock remaining unsold, are also incorporated by reference into this prospectus and deemed a part of this prospectus from the date of filing.

The information incorporated by reference is an important part of this prospectus. To the extent that inconsistencies exist between information presented in this prospectus and information contained in incorporated documents filed with the SEC before the date of this prospectus, the information in this prospectus automatically updates and supersedes the earlier information. Additionally, information that we file with the SEC after the date of this prospectus will automatically update and supersede the information in this prospectus and any earlier filed or incorporated information.

Documents incorporated by reference are available without charge to each shareholder, including any beneficial owner, to whom this prospective is delivered, upon the person’s written or oral request. In addition, you may obtain all documentation relating to the plan that is required to be delivered to participants pursuant to the rules adopted under the Securities Act of 1933 from Fidelity D & D Bancorp, Inc. Written requests for copies should be addressed to:

Fidelity D & D Bancorp, Inc.

Attention: Chief Financial Officer

Blakely and Drinker Streets

Dunmore, Pennsylvania 18512

Telephone requests may be directed to Fidelity D & D Bancorp, Inc. at (570) 342-8281. These documents are also available on the company’s shareholder services website at www.the-fidelity.com or at the SEC’s website www.sec.gov.

2000 DIVIDEND REINVESTMENT PLAN

The Fidelity D & D Bancorp, Inc. 2000 Dividend Reinvestment Plan follows. We present the plan in a question and answer format. Shareholders who do not chose to participate in the plan will continue to receive cash dividend payments, if and when dividends are declared and paid.

Purpose

1.     What is the purpose of the plan?

The plan provides shareholders with a convenient and economical method of investing cash dividends to purchase additional shares. Participants pay no brokerage commissions or service charges when they acquire additional shares of common stock through the plan.

Advantages

2.     What are the advantages of the Dividend Reinvestment Plan?

Shareholders may:

•                  Reinvest cash dividends in additional shares of common stock, without paying service charges or brokerage commissions;

•                  Invest the full amount of all dividends in shares of common stock including fractional shares, which also earn dividends under the plan;

•                  Avoid safekeeping and record keeping costs through the free custodial and reporting services under the plan; and

•                  Regularly receive a detailed statement of account transactions in book entry form.

Administration

3.     Who administers the plan for participants?

Registrar and Transfer Company will serve as plan administrator and will act as the agent for the participants. As agent for participants, the administrator will:

•                  Hold shares in the name of its nominee as agent for plan participants;

•                  Keep and maintain records;

•                  Provide detailed statements of account to participants; and

•                  Perform other duties related to the plan.

Any notices, questions, or other communications relating to the plan should include the participant’s account number and tax identification number and should be addressed to:

Registrar and Transfer Company

Attention: Investor Relations Department

10 Commerce Drive

Commerce, New Jersey 07016

(800) 368-5948

www.rtco.com

Fidelity D & D Bancorp, Inc. has the right to terminate and appoint in its place another plan administrator to serve as plan agent at any time.

Participation

4.     Who is eligible to participate?

All common stock shareholders are eligible to participate in the plan. Shareholders may participate in the plan with respect to all of their shares, or with respect to a portion of their shares if the shareholder holds of record more than 50 shares. Record holders of common stock are eligible to participate in the plan directly. Beneficial owners of the common stock, whose shares are registered in names other than their own (e.g., in the name of a broker, bank nominee or trustee), must either become shareholders of record by having all or a portion of their shares transferred into their own names. Shareholders will not be eligible to participate in the plan if they reside in a jurisdiction in which it is unlawful under state or local securities or “blue sky” laws for the company to permit their participation. Further, the company may determine, in its discretion, that the number of shareholders or number of shares held in a particular state where registration of the shares is required, or where the registration as broker of any of the company’s officers or employees is required, do not justify the expense of registration.

5.     How does an eligible shareholder become a participant?

All eligible shareholders may join the plan at any time by completing and signing the accompanying authorization form and returning it to the administrator. Additional authorization forms may be obtained from Registrar and Transfer Company.

6.     What does the authorization form provide?

The authorization form appoints the administrator as the agent to reinvest dividends on the shares registered under the plan.

7.     When may a shareholder join the plan?

A shareholder may join the plan at any time. If the administrator receives a properly completed authorization form at least five (5) business days before a dividend record date, the administrator will reinvest the dividends payable on that date. Historically, the board of directors has declared and paid dividends on a quarterly basis. The board of directors reserves the right to change the dividend record and payment dates.

8.     Is partial participation possible under the plan?

Yes, but a partial participant must enroll at least 50 shares in the plan. As a result, a participant with 50 or less shares held of record in his or her name must enroll all of his or her shares in the plan.

9.     Is the right to participate in the plan transferable?

No. The right to participate in the plan is not transferable. A shareholder, participating in the plan, continues as a participant until the plan is terminated or until the shareholder gives notice of withdrawal or termination to the administrator.

Purchases

10.   What is the source for shares of common stock purchased under the plan?

The administrator purchases shares at the company’s discretion, directly from Fidelity D & D Bancorp, Inc., in the open market, in negotiated transactions, or using a combination of these methods.

11.   How many shares of common stock will the administrator purchase for a participant under the plan?

The number of shares depends on:

•                  The amount of dividends to be reinvested; and

•                  The applicable purchase price of the common stock.

The administrator will credit each participant’s account with that number of shares, including any fractional shares computed to four decimal places, equal to the total amount to be invested divided by the applicable purchase price. All dividends on shares held in a participant’s account are automatically reinvested in additional shares of common stock.

12.   When will shares of common stock be purchased for a participant under the plan?

The administrator will use cash dividends to purchase common stock as soon as reasonably possible after the applicable dividend payment date, but not more than 30 business days after the payment date. The administrator will allocate full and fractional shares to each participant’s account after the administrator has purchased shares of common stock sufficient to cover the purchases for all participants under the plan for the applicable dividend date.

13.   At what price will shares of common stock be purchased under the plan?

When the administrator purchases shares of common stock from the company, the purchase price will be the fair market value of the common stock on the relevant date. The fair market value of the common stock will be the average of the low bid and high asked quotations for the shares purchased by the plan administrator on the purchase date. If no bid and asked prices are quoted on that date, the fair market value will be the average of the low bid and high asked quotations on the most recent prior date on which quotations are available.

When the administrator purchases shares of common stock in the open market or in negotiated transactions, the purchase price will be the weighted average of the prices actually paid for shares purchased for the relevant date, excluding all fees, brokerage commissions and expenses. Fidelity D & D

Bancorp, Inc. will bear the cost of all brokerage fees and commissions on purchases under the plan. However, the plan administrator may deduct a $10.00 service charge from a participant’s account at the time of his or her termination or withdrawal of shares from the plan.

Reports to Participants

14.   What kind of reports will be sent to participants in the plan?

Each participant in the plan will receive a statement of account subsequent to each dividend payment date describing cash dividends received, the number of shares purchased, the price per share and the total shares accumulated under the plan. These statements will provide a record of the dates and costs of purchases on a quarterly basis. Participants should retain the statements for income tax purposes. Participants will also receive Fidelity D & D Bancorp, Inc.’s annual and quarterly reports to shareholders, notices of shareholder meetings, prospectus, and Internal Revenue Service information for reporting dividends received and commission expenses paid on their behalf. Participants will also receive any supplements or updates to Fidelity D & D Bancorp, Inc.’s Registration Statement for shares issued under the plan, as filed with the SEC.

Share Certificates; Safekeeping

15.   Will the plan administrator issue certificates for shares of common stock purchased?

Unless requested in writing by a participant, the plan administrator will not issue certificates for shares of common stock purchased under the plan. The number of shares credited to a participant’s account under the plan will be shown on the participant’s periodic statements of account. This safekeeping feature protects against loss, theft or destruction of stock certificates. The plan administrator will issue certificates for whole shares withdrawn from the plan. All certificates delivered for safekeeping must be enrolled in the plan. The plan administrator will cancel certificates delivered for safekeeping and will issue new certificates in the name of the plan administrator. Upon withdrawal, the plan administrator will cancel the plan administrator’s certificates and issue new certificates in the name of the participant. Fidelity D & D Bancorp, Inc. will not issue certificates for fractional shares under any circumstance.

16.   In whose name will certificates be registered when issued to participants?

Unless the participant directs otherwise, upon withdrawal from the plan, the plan administrator will issue shares in the name in which the participant maintains the dividend reinvestment account. If a participant requests that a certificate be issued in a different name, the request must bear the participant’s own signature. If the account is registered in multiple names, all signatures must appear on the request. In both cases, a financial institution or broker or dealer must guarantee the signature(s). Upon a participant’s death, the plan administrator will follow the instructions of the decedent’s personal representative upon submission of appropriate proof of authority.

Withdrawal of Shares in Plan Accounts

17.   How may participants withdraw shares purchased under the plan?

Participants may withdraw all or any portion of the shares credited to their account by completing the withdrawal notification information set forth on the reverse side of their account statement and specifying the number of shares to be withdrawn. The participant should mail the request for withdrawal to the plan administrator at the address provided on the account statement. The plan administrator may deduct a $10.00 service charge from a participant’s account at the time of his or her withdrawal from the plan.

The plan administrator will register certificates for whole shares so withdrawn in the name of the participant. Fractional shares that are withdrawn will be paid in cash based on the market value of the shares on the day the plan administrator processes the written notice of termination or the day of termination of the plan by Fidelity D & D Bancorp, Inc. If no bid and asked prices are quoted on that date, the closing value from the most recent prior date on which quotations are available will be used.

If the administrator receives any request for withdrawal of all shares credited to a participant’s account less than five (5) business days before the record date, the administrator will not effect the withdrawal until after the dividends are reinvested and the shares are credited to the participant’s account. The administrator will effect any other request for withdrawal of a portion of the shares credited to a participant’s account upon receipt of the request by the plan administrator. The administrator will continue to reinvest dividends on shares remaining in the participant’s account, unless the participant withdraws all of the whole and fractional shares from the account, which will terminate participation in the plan.

18.   May participants elect to sell withdrawn shares?

Yes. Participants may request in writing that the plan administrator sell withdrawn shares. If the plan administrator receives a request to sell all shares credited to a participant’s account after, or during the five business days prior to, the record date for a dividend, the plan administrator will not effect the request until it reinvests the participant’s dividends for the applicable record date and credits the shares to the participant’s account. Upon receipt, the plan administrator will declare a request to sell a portion of the shares credited to a participant’s account effective. Participants should specify the number of shares to be sold in their request for withdrawal.

The plan administrator will arrange for the sale of the shares within 10 business days after receipt of the notice, and deliver a check for the net proceeds of the sale to the participant. The proceeds of the sale will be applied first to pay fees, brokerage commissions, applicable withholding taxes and transfer taxes, if any, incurred in connection with the sale. The plan administrator charges a fee of $15.00 (but not more than the proceeds of the sale of a fractional share) for the sale of shares held under the plan. All persons in whose names the account appears must sign a request for shares to be sold. The signatures must be guaranteed as specified in No. 16 above.

Because the plan administrator will sell the shares on behalf of the plan, neither Fidelity D & D Bancorp, Inc. nor any participant in the plan has the authority or power to control the timing or pricing of shares sold or the selection of the broker making the sales.  Therefore, participants will not be able to precisely time their sales through the plan and will bear the market risk associated with fluctuation in the price of Fidelity D & D Bancorp, Inc.’s common stock.  That is, if a participant sends in a request to sell shares, it is possible that the market price of Fidelity D & D Bancorp, Inc.’s common stock could go down or up before the broker sells his or her shares.  In addition, a participant will not earn interest on a sales transaction.

Termination of Participation in Dividend Reinvestment Plan

19.   How does a participant withdraw from the plan?

Participation in the plan is entirely voluntary. Participants may terminate their participation at any time by sending written notice to the plan administrator. When a participant terminates from the plan or upon termination of the plan by Fidelity D & D Bancorp, Inc., the plan administrator will deliver a certificate for the number of whole shares credited to the participant’s account, and a check representing the value of any fractional shares, based on the then current market value per share as described under No. 17 above, to the participant. The plan administrator may deduct a $10.00 service charge from a participant’s account at the time of his or her withdrawal from the plan. Thereafter, all dividends will be paid in cash, or in stock dividends, if so declared by the board of directors, to the shareholder who withdraws from the plan.

Any notice of termination received less than five (5) business days prior to the record date for a dividend will not be effective until the administrator has reinvested dividends and the shares have been credited to the participant’s account. A shareholder may elect to re-enroll in the plan at any time.

Federal Tax Information

20.   What are the federal income tax consequences of participation in the plan?

We summarize the general current federal income tax consequences of participation in the plan in this response. Please consult your own tax advisor as to the specific tax consequences of particular account transaction, including the state tax consequences.

Reinvestment of Dividends. A participant in the plan is treated as having received, with respect to the cash dividend and reinvestment, a distribution to which Section 301 of the Internal Revenue Code applies. The amount of the distribution is the fair market value of the stock received on the date the stock is purchased. The amount of the distribution that the participant includes in income, as a dividend, is the amount that is paid out of the company’s current and/or accumulated earnings and profits. Most regular quarterly cash dividends paid from earnings will be treated as a contribution subject to ordinary income. The distribution, to the extent it exceeds the company’s earnings and profits, is a return of capital and reduces the adjusted basis of the stock. The portion of the distribution that exceeds the company’s earnings and profits and the adjusted basis of the stock is treated as gain from the sale or exchange of property.

Brokerage Commissions. A participant who receives a distribution, as discussed above, is also treated as receiving a distribution to which Section 301 of the Code applies in an amount equal to a pro rata share of any brokerage commission or other related charges paid by the company in connection with the purchase of stock on behalf of the shareholder. The federal income tax treatment of any the distribution depends upon the amount of the company’s current and/or accumulated earnings and profits as discussed above. Most brokerage commissions paid by the company will be treated as taxable ordinary income.

Additional Information. A participant’s tax basis in the stock acquired under the plan will generally equal the total amount of the distribution that the shareholder is treated as receiving, as discussed above. A shareholder’s holding period in stock acquired under the plan generally begins on the date following the date on which the stock is credited to the participant’s plan account. In the case of any shareholder as to whom federal income tax withholding on distributions is required, and in the case of any foreign shareholder whose taxable income under the plan is subject to federal income tax withholding, dividends will be reinvested net of the required amount of tax withheld.

Other Information

21.   What happens if Fidelity D & D Bancorp, Inc. declares a stock dividend or effects a stock split?

The administrator credits any shares issued in connection with a stock split or stock dividend on common stock held under the plan to the participant’s plan account. Similarly, the number of shares available under the plan will be adjusted pro rata to give effect to any stock split.

22.   If Fidelity D & D Bancorp, Inc. has a rights offering, how will a participant’s entitlement be computed?

A participant’s entitlement in a rights offering is based upon his or her total holdings, in the same manner as dividends are computed currently. The company will issue rights certificates for the number of whole shares only, however, and sell rights based on the fractional shares held in a participant’s account. We will mail the proceeds of the sale of fractional certificates, less commissions and taxes, if any, directly to the participant.

23.   How are shares in a participant’s account voted at a meeting of the shareholders?

If, on a record date for a meeting of shareholders, there are shares in a participant’s plan account, the administrator will send proxy materials for the meeting to the participant. A participant is entitled to vote all shares of common stock credited to his or her account. The participant may also vote his or her shares at the meeting in person or by proxy.

24.   What are the responsibilities and liabilities of Fidelity D & D Bancorp, Inc. and the plan administrator?

Fidelity D & D Bancorp, Inc. and the plan administrator shall not be liable for any act taken in good faith or for any good faith omission to act, including without limitation, any claims of liability:

Arising out of a failure to terminate a participant’s account upon his or her death;

With respect to the prices at which shares of Fidelity D & D Bancorp, Inc.’s common stock are purchased or sold:

•                  The times when or the manner in which purchases or sales are made;

•                  The decision whether to purchase shares of common stock on the open market, from Fidelity D & D Bancorp, Inc. or in private transactions; or

•                  Fluctuations in the market value of the common stock; and

•                  Any matters relating to the operation or management of the plan.

Fidelity D & D Bancorp, Inc. cannot assure that participants will make a profit on, or protect participants against a loss from, the common stock purchased by or for participants under the plan.

All transactions in connection with the plan will be governed by the laws of the Commonwealth of Pennsylvania, and are subject to all applicable federal tax or securities laws.

25.   May the plan be amended, modified or discontinued?

Yes. The board of directors of Fidelity D & D Bancorp, Inc., at its discretion, may amend, modify, suspend or terminate the plan and will endeavor to notify participants of any amendment,

modification, suspension or termination. The board of directors may, for whatever reason, at any time, as it may determine in its sole discretion, terminate a participant’s participation in the plan after mailing a notice of intention to terminate to the participant at the participant’s address as it appears on the plan administrator’s records. In addition, the board of directors of Fidelity D & D Bancorp, Inc. and the plan administrator may each adopt reasonable procedures for the administration of the plan. The board of directors has the sole authority to interpret the plan in the manner that it deems appropriate in its absolute discretion.

26.   Who will bear the costs of the purchases made under the plan?

Fidelity D & D Bancorp, Inc. will pay all costs of administration of the plan. Participants will incur no brokerage commissions or other charges for purchases made under the plan. However, a participant who requests that the plan administrator sell shares of common stock held in the plan will incur brokerage fees incurred in connection with the sale, in addition to a $10.00 service fee.

27.   May a participant pledge shares purchased under the plan?

No. A participant who wishes to pledge shares credited to a plan account must request the withdrawal of the shares in accordance with the procedures outlined in response to Question No. 17, above.

USE OF PROCEEDS

Fidelity D & D Bancorp, Inc. does not know the number of common shares that shareholders will ultimately purchase under the plan or the prices at which these shares will be purchased. To the extent that shares are purchased from Fidelity D & D Bancorp, Inc., and not in the open market, Fidelity D & D Bancorp, Inc. intends to add the proceeds it receives from the sales to its general funds to be used for general corporate purposes, including, without limitation, investments in and advances to the company’s subsidiary. The amounts and timing of the application of proceeds will depend upon the funding requirements of the company and its subsidiary and the availability of other funds.

EXPERTS

The consolidated financial statements of Fidelity D & D Bancorp, Inc. and its subsidiary in the company’s Annual Report on Form 10-K for the year ended December 31, 2004, incorporated by reference into this prospectus, have been audited by Parente Randolph, LLC, independent public accountants, as indicated in its report and are included in this prospectus in reliance upon the authority of that firm as experts in accounting and auditing.

Documents incorporated by reference in the future will include financial statements, related schedules and independent auditors’ reports. The financial statements and schedules will have been audited to the extent and for the periods set forth in the reports by the independent auditors. To the extent the auditors consent, the audited financial statements and schedules will be incorporated by reference in reliance upon the reports given upon the authority of the independent auditors as experts in accounting and auditing.

LEGAL OPINION

The legality of the common stock covered in this prospectus has been passed upon for Fidelity D & D Bancorp, Inc. by Shumaker Williams, P.C., special corporate counsel. Based on this opinion, the shares of common stock being offered will, upon their issuance or sale in accordance with the terms of the plan, be validly issued, fully paid and nonassessable.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

The general corporate law of the commonwealth of Pennsylvania, as applicable to Fidelity D & D Bancorp, Inc., together with the company’s bylaws, provides the company’s officers and directors with a broad range of limitation from liability and indemnification for actions and inactions in connection with the performance of their duties. Aside from matters involving criminal statutes or tax laws, directors are not personally liable for monetary damages for any action or inaction taken unless the director has breached or failed to perform his or her duties of office and that breach or failure constitutes self-dealing, willful misconduct or recklessness. Fidelity D & D Bancorp, Inc.’s officers and directors are entitled to be indemnified if they are named as a party or threatened to be named as a party to any type of proceeding as a result of actions or inactions taken while in the course of their association with the company provided that this action or inaction was in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the company. Officers and directors of the company will be presumed to be entitled to this indemnification absent breaches of fiduciary duty, lack of good faith or self- dealing and will be entitled to be indemnified unless their conduct is determined by a court to have constituted willful misconduct or recklessness.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the company pursuant to the provisions described above, the company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Management estimates that the expenses payable by the company in connection with the sale of securities registered on the Registration Statement will be as follows:

Registration Fee	$964
Accounting Fees and Expenses	$2,000
Legal Fees and Expenses	$35,050
Printing and EDGAR Filing Expenses	$12,000
Miscellaneous	$1,000

TOTAL	$51,014

The above amounts include the following expenses relating specifically to this Post- effective Amendment No. 2:

Registration Fee	$	N/A
Accounting Fees and Expenses		$650
Legal Fees and Expenses		$5,000
Printing and EDGAR Filing Expenses		$4,000
Miscellaneous	$	N/A

TOTAL		$9,650

Item 15. Indemnification of Directors and Officers.

Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended (15 Pa. C.S. Sections 1741-1750) provides that a business corporation has the power under certain circumstances to indemnify directors, officers, employees and agents against certain expenses incurred by them in connection with any threatened, pending or completed action, suit or proceeding. We qualify the following discussion, in its entirety, by the full text of Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended, is attached as Exhibit 99.1.

Section 1721 of the Pennsylvania Business Corporation Law of 1988, which relates to the Board of Directors, declares that, unless otherwise provided by statute or in a bylaw adopted by the shareholders, all powers enumerated in section 1502, which relates to general powers, and elsewhere in the corporation law or otherwise vested by law in a business corporation must be exercised by or under the authority of, and the business and affairs of every business corporation shall be managed under the direction of, a board of directors. If a provision is made in the by- laws, the powers and duties conferred or imposed upon the board of directors under the corporation law are exercised or performed to the extent and by a person or persons as provided in the by-laws.

Section 1712 provides that a director of a business corporation stands in a fiduciary relation to the corporation and must perform his duties as a director, including his duties as a member of any committee of the board, in good faith, in a manner he reasonably believes to be in  the best interests of the corporation and with the care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his duties, a director is entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following:

•                  one or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented;

•                  counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such person; or

•                  a committee of the board upon which he does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

A director is not be considered to be acting in good faith, if he has knowledge concerning the matter in question that would cause his reliance to be unwarranted.

Section 1716 states that in discharging the duties of their respective positions, the board of directors, committees of the board and individual directors of a business corporation may, in considering the best interests of the corporation, consider the effects of any action upon employees, upon suppliers and customers of the corporation and upon communities in which offices or other establishments of the corporation are located, and all other pertinent factors. The consideration of those factors does not constitute a violation of the preceding paragraph. In addition, absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director or any failure to take any action are presumed to be in the best interests of the corporation.

Moreover, Section 1713 addresses the personal liability of directors and states that if a bylaw adopted by the shareholders so provides, a director is not personally liable, as such, for monetary damages for any action taken, or any failure to take any action, unless:

•                  the director has breached or failed to perform the duties of his office under this section; and

•                  the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

The provisions discussed above shall not apply to:

•                  the responsibility or liability of a director pursuant to any criminal statute; or

•                  the liability of a director for the payment of taxes pursuant to local, state or federal law.

Section 1714 states that a director of a business corporation who is present at a meeting of its board of directors, or of a committee of the board, at which action on any corporate matter is taken on which the director is generally competent to act, is presumed to have assented to the action taken unless his dissent is entered in the minutes of the meeting or unless he files his written dissent to the action with the secretary of the meeting before the adjournment of the meeting or transmits the dissent in writing to the secretary of the corporation immediately after the adjournment of the meeting. The right to dissent does not apply to a director who voted in favor of the action. Nothing in Section 1714 bars a director from asserting that minutes of the meeting incorrectly omitted his dissent if, promptly upon receipt of a copy of the minutes, he notifies the secretary, in writing, of the asserted omission or inaccuracy.

Section 1741 which relates to third party actions, provides that unless otherwise restricted in its by-laws, a business corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action or proceeding if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had reasonable cause to believe that his conduct was not unlawful.

Section 1742, which relates to derivative actions, provides that unless otherwise restricted in its by-laws, a business corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of the corporation. Indemnification shall not be made under this section in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless, and only to the extent that, the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court of common pleas or such other court shall deem proper.

Section 1743, which relates to mandatory indemnification, provides for mandatory indemnification of directors and officers to the extent that a representative of the business corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Sections 1741 (relating to third party actions) or 1742 (relating to derivative actions), or in defense of any claim, issue or matter therein, the person is indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 1744, which relates to procedure for effecting indemnification, provides the procedure for effecting indemnification. Under this section unless ordered by a court, any indemnification under Section 1741 (relating to third party actions) or 1742 (relating to derivative actions) is made by the business corporation only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because the person has met the applicable standard of conduct set forth in those sections. The determination shall be made:

•                  by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

•                  if a quorum is not obtainable, or, if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

•                  by the shareholders.

Section 1745, which relates to advancing expenses, provides that expenses, including attorneys’ fees, incurred in defending any action or proceeding referred to above may be paid by the business corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the representative to repay such amount if it is ultimately determined that the person is not entitled to be indemnified by the corporation as authorized by Pennsylvania law or otherwise.

Section 1746, which relates to supplementary coverage, provides that the indemnification and advancement of expenses provided by or granted pursuant to the other sections of Pennsylvania law are not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any other by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 1746 also provides that indemnification referred to above is not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 1746 further declares that indemnification under any bylaw, agreement, vote of shareholders or directors or otherwise, may be granted for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law except as provided in this section and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation. This indemnification is declared to be consistent with the public policy of the Commonwealth of Pennsylvania.

Section 1747, which relates to the power to purchase insurance, provides that unless otherwise restricted in its by-laws, a business corporation has the power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in that capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against that liability under the provisions of the corporation law. This insurance is declared to be consistent with the public policy of the Commonwealth of Pennsylvania.

Section 1748, which relates to application to surviving or new corporations, provides that for the purposes of Pennsylvania law, references to “the corporation” include all constituent corporations absorbed in a consolidation, merger or division, as well as the surviving or new corporations surviving or resulting therefrom, so that any person who is or was a representative of the constituent, surviving or new corporation, or is or was serving at the request of the constituent, surviving or new corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of Pennsylvania law with respect to the surviving or new corporation as he would if he had served the surviving or new corporation in the same capacity.

Section 1749, which applies to employee benefit plans, states that for the purposes of Pennsylvania law:

•                  references to “other enterprises” shall include employee benefit plans and references to “serving at the request of the corporation” shall include any service as a representative of the business corporation that imposes duties on, or involves services by, the representative with respect to an employee benefit plan, its participants or beneficiaries;

•                  excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be deemed “fines”; and

•                  action with respect to an employee benefit plan taken or omitted in good faith by a representative of the corporation in a manner he reasonably believed to be in the interest of the participants and beneficiaries of the plan shall be deemed to be action in a manner that is not opposed to the best interests of the corporation.

Section 1750, which relates to duration and extent of coverage, declares that the indemnification and advancement of expenses provided by, or granted pursuant to Pennsylvania law, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and inure to the benefit of the heirs and personal representative of that person.

Article 23 of the company’s By-laws provides for indemnification to the full extent authorized by Pennsylvania law.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the manner has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits

The following exhibits are included in this Registration Statement:

Exhibit Number

4.1	Registrant’s 2000 Dividend Reinvestment Plan (Included in the Prospectus).

5	Opinion of Shumaker Williams, P.C., of Camp Hill, Pennsylvania, Special Counsel to Registrant as to legality of the shares of Registrant’s common stock.*

23.1	Opinion of Shumaker Williams, P.C. (Included in Exhibit 5).

23.2	Consent of Parente Randolph, LLC, Independent Auditors.

24	Power of Attorney given by the Officers and Directors of the Registrant (Included on Signature Page).

99.1	Indemnification Provisions*

99.2	Authorization Form.

99.3	Letter to Shareholders.

*Previously filed.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)                                  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(b)                                 To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(c)                                  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.

Provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC pursuant to Section 13 or Section 15(d) of the

Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                  That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 2 to Form S-1 on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Borough of Dunmore, Commonwealth of Pennsylvania on July 6, 2005.

FIDELITY D & D BANCORP, INC.

By:	/s/ Steven C. Ackmann
Steven C. Ackmann
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven C. Ackmann and Salvatore R. DeFrancesco, Jr., and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto the attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

/s/ Steven C. Ackmann	President and Chief Executive	July 6, 2005
Steven C. Ackmann	Officer (Principal Executive Officer)

/s/ Salvatore R. DeFrancesco , Jr.	Treasurer and Chief Financial	July 6, 2005
Salvatore R. DeFrancesco , Jr.	Officer (Principal Accounting or Financial Officer)

/s/ Paul A. Barrett	Director	July 6, 2005
Paul A. Barrett

/s/ Brian J. Cali	Director	July 6, 2005
Brian J. Cali

/s/ Samuel C. Cali	Director	July 6, 2005
Samuel C. Cali

/s/ John T. Cognetti	Director	July 6, 2005
John T. Cognetti

/s/ Patrick J. Dempsey	Director, Chairman of the Board	July 6, 2005
Patrick J. Dempsey

/s/ Mary E. McDonald	Director	July 6, 2005
Mary E. McDonald

/s/ Michael J. McDonald	Director	July 6, 2005
Michael J. McDonald

/s/ David L. Tressler, Sr.	Director	July 6, 2005
David L. Tressler, Sr

:178942

INDEX TO EXHIBITS

Exhibit Number

4.1	Registrant’s 2000 Dividend Reinvestment Plan (Included in the Prospectus).

5	Opinion of Shumaker Williams, P.C., of Camp Hill, Pennsylvania, Special Counsel to Registrant as to legality of the shares of Registrant’s common stock.*

23.1	Opinion of Shumaker Williams, P.C. (Included in Exhibit 5).

23.2	Consent of Parente Randolph, LLC, Independent Auditors.

24	Power of Attorney given by the Officers and Directors of the Registrant (Included on Signature Page).

99.1	Indemnification Provisions*

99.2	Authorization Form.

99.3	Letter to Shareholders.

*Previously filed.